UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Lance, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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[LANCE, INC. LOGO]
Charlotte, North Carolina
Notice of Annual Meeting of Stockholders to be held April 27, 2006
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lance, Inc. (the “Company”) will be held at Ballantyne Resort, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina, on Thursday, April 27, 2006, at 2:00 p.m., local time, for the purpose of considering and acting upon the following:
1.	The election of four Directors.

2.	A proposal to ratify the selection of KPMG LLP as independent public accountants for the fiscal year 2006.

3.	Any and all other matters that may properly come before the meeting or any adjournment thereof.
     The Board of Directors has fixed the close of business on March 9, 2006 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof, and only holders of Common Stock of the Company of record at such date will be entitled to notice of or to vote at the meeting.
     The Board of Directors will appreciate your prompt vote by a toll-free telephone number, the Internet or the prompt return of the enclosed proxy card, dated and signed. Instructions regarding all three methods of voting are on the proxy card.
By Order of the Board of Directors
Rick D. Puckett
Secretary
Charlotte, North Carolina
March 27, 2006

LANCE, INC.
P. O. Box 32368, Charlotte, North Carolina 28232
PROXY STATEMENT
General
     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of Lance, Inc. (the “Company”) to be held at Ballantyne Resort, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina, at 2:00 p.m., local time, on Thursday, April 27, 2006. This Proxy Statement and accompanying Proxy are first being sent to the stockholders of the Company on or about March 27, 2006. The principal office of the Company is located at 8600 South Boulevard, Charlotte, North Carolina.
     Solicitation other than by mail may be made personally and by telephone by regularly employed officers and employees of the Company who will not be additionally compensated therefor. The Company will request brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, to forward proxy materials to their principals and request authority for the execution of the proxy and will reimburse such institutions for their reasonable expenses in so doing. In addition, the Company has engaged Georgeson Shareholder (“GS”) to deliver proxy materials to, and solicit proxies from, these institutions. GS will be reimbursed for its printing costs, postage and freight charges, and other expenses and be paid a solicitation fee of $6,500. The total cost of soliciting proxies will be borne by the Company.
     Any proxy delivered in the accompanying form may be revoked by the person executing the proxy at any time before the authority thereby granted is exercised by written request addressed to Secretary, Lance, Inc., Post Office Box 32368, Charlotte, North Carolina 28232 or by attending the meeting and electing to vote in person. Proxies received in the accompanying form will be voted as therein set forth at the meeting or any adjournment thereof.
     The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Stockholders and routine matters incidental to the conduct of the meeting. Proposals by stockholders, if any, that are properly submitted to the Secretary of the Company within the time period and in the manner provided in the Company’s Bylaws will also be considered at the meeting. If any such proposals or any other matters should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote said proxy in accordance with their judgment on such matters.
     Stockholders present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share of Common Stock of the Company held by them of record at the close of business on March 9, 2006, which is the record date for determining the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof. A list of stockholders entitled to notice of the meeting will be available during ordinary business hours at the Company’s offices at 8600 South Boulevard, Charlotte, North Carolina during ordinary business hours from March 29, 2006 through the day of the meeting.
     The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Voting on all matters, including the election of Directors, will be by voice vote or by show of hands, unless the holders of at least 25% of the shares entitled to vote on such matter demand a vote by ballot prior to the vote. The number of shares of Common Stock of the Company outstanding on March 9, 2006 was 30,134,036.
Principal Stockholders and Holdings of Management
     As of February 1, 2006, there was no person known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company. Based on information available to the Company, the Van Every family, consisting of the descendants of Salem A. Van Every, Sr., deceased, and their spouses, owned beneficially on February 1, 2006, approximately 7,500,000 shares of the Common Stock of the Company (approximately 25% of the outstanding shares). Of such shares, approximately 2,400,000 shares are held by fiduciaries having the sole power to vote and dispose. Members of the Van Every family may own or may have disposed of shares in nominee or other accounts, information as to the amounts of which may not be available to the Company. There are approximately 85 Van Every family stockholders, including stockholders who are minors.
     The following table sets forth, as of February 1, 2006, information as to the beneficial ownership of the Company’s $.83-1/3 par value Common Stock by all Directors and nominees, Named Executive Officers (as defined herein), and Directors and executive officers of the Company as a group.

	Number of Shares		Percent of
	And Nature of		Common Stock
Name of Beneficial Owner	Beneficial Ownership (1)		Outstanding (2)
Barbara R. Allen	1,000	(3)	*
Jeffrey A. Atkins	0		*
J. P. Bolduc	0		*
David L. Burner	6,500	(4)	*
William R. Holland	30,054	(5)	*
W. J. Prezzano	21,500	(6)	*
David V. Singer	3,000	(7)	*
Robert V. Sisk	14,280	(8)	*

	Number of Shares		Percent of
	And Nature of		Common Stock
Name of Beneficial Owner	Beneficial Ownership (1)		Outstanding (2)
Paul A. Stroup, III	167,946	(9)	*
	1,157,992	(10)	3.8%
Dan C. Swander	2,000	(11)	*
Isaiah Tidwell	28,697	(5)	*
S. Lance Van Every	420,529	(12)	1.4%
L. Rudy Gragnani	32,622	(13)	*
Earl D. Leake	65,418	(14)	*
Frank I. Lewis	68,260	(15)	*
H. Dean Fields	89,879	(16)	*
Directors and executive officers as a group (17 persons)	901,235	(17)	3.0%

*	Less than 1%.

(1)	All shares are owned directly and with sole voting and dispositive power except as otherwise noted.

(2)	Based on 29,937,087 shares outstanding on February 1, 2006 plus options, if any, held by such person that are currently exercisable or exercisable within 60 days.

(3)	Includes 1,000 shares of restricted stock.

(4)	Includes 2,500 shares subject to exercisable options and 3,000 shares of restricted stock.

(5)	Includes 25,000 shares subject to exercisable options and 3,000 shares of restricted stock.

(6)	Includes 18,500 shares subject to exercisable options and 3,000 shares of restricted stock.

(7)	Includes 3,000 shares of restricted stock. Does not include 305,674 restricted stock units, each equivalent to one share of Common Stock, that vest on May 11, 2010 pursuant to the terms of the Restricted Stock Unit Award Agreement described under “Executive Officer Compensation” below.

(8)	Includes 11,000 shares subject to exercisable options, 222 shares held by Mr. Sisk’s wife and 3,000 shares of restricted stock.

(9)	Includes 125,287 shares subject to exercisable options and 589 shares held by Mr. Stroup’s wife.

(10)	Consists of shares held by the Philip L. Van Every Foundation (the “Foundation”) of which Mr. Stroup is a member of the Board of Administrators, which holds sole voting and dispositive power over such shares.

(11)	Includes 2,000 shares of restricted stock.

(12)	Includes 80,000 shares subject to options currently exercisable and 3,000 shares of restricted stock. Mr. Van Every had sole power to vote and dispose of all of these shares, except for 34,910 shares as to which he had shared power to vote and dispose, including 1,000 shares held by his wife.

(13)	Includes 21,038 shares subject to exercisable options, 4,150 shares of restricted stock and 1,000 shares held by Mr. Gragnani’s wife.

(14)	Includes 51,375 shares subject to exercisable options, 130 shares held by a trust for his daughter and 4,250 shares of restricted stock.

(15)	Includes 59,375 shares subject to exercisable options and 5,500 shares of restricted stock.

(16)	Includes 67,825 shares subject to exercisable options and 4,300 shares of restricted stock.

(17)	Includes 429,513 shares subject to exercisable options held by Directors and executive officers, 1,157,992 shares held by the Foundation of which Mr. Stroup is a member of the Board of Administrators and 81,650 shares of restricted stock.
Election of Directors
     At the meeting, four Directors will be elected to serve until the Annual Meeting of Stockholders in 2009. Each such Director shall be elected to serve subject to the provisions of the Bylaws and until their successors are duly elected and qualified. Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present. Provided a quorum is present, abstentions and broker “non-votes” are not taken into account in determining a plurality.
     It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors FOR all the nominees indicated below unless authority to vote for the nominees or any individual nominee is withheld by a stockholder in such stockholder’s proxy. If for any reason any nominee shall not become a candidate for election as a Director at the meeting, an event not now anticipated, the proxies will be voted for four nominees including such substitutes as shall be designated by the Board of Directors.
     Of the four nominees listed below, Messrs. Holland and Tidwell are currently members of the Board of Directors. Messrs. Holland and Tidwell were elected to their current terms, which expire in 2006, at the Annual Meeting of Stockholders held April 24, 2003. Messrs. Atkins and Bolduc are each a nominee for election to his first term as a member of the Board of Directors.

Name and Director
Since (1)	Age	Information About Nominees and Directors
Jeffrey A. Atkins	57	Chief Financial Officer, ACH Food Companies, Inc., Memphis, TN (a food manufacturer, distributor and marketer), since 2003; private investor, 2001-2003; Chief Financial Officer, Springs Industries, Inc., Fort Mill, SC (a manufacturer and distributor of textile home furnishings), 1999-2001; Chief Executive Officer and Chief Financial Officer, Pete’s Brewing Company, Palo Alto, CA (a craft-beer brewer and marketer), 1997-1998; From 1977 to 1996, The Quaker Oats Co., Chicago, IL (a food and beverage marketer and manufacturer), where he held various positions including Vice President of Corporate Planning from 1995 to 1996

J. P. Bolduc	66	Chairman and Chief Executive Officer, JPB Enterprises, Inc., Columbia, MD (a private investment holding company), since 1995; Chief Executive Officer, J.A. Jones, Inc. (a multi-national construction and construction-related services company), 2003-2004; President and Chief Executive Officer, W.R. Grace & Co. (a specialty chemicals and health care company), 1990-1995. Mr. Bolduc is a director of EnPro Industries, Inc., Unisys Corporation and Management Consulting Group PLC

William R. Holland 1993	67	Private investor since May 2001; Chief Executive Officer of United Dominion Industries Limited, Charlotte, NC (diversified manufacturing company), 1986-2000; Chairman of United Dominion Industries Limited, 1986-May 2001; Director of Goodrich Corp. and EnPro Industries, Inc.

Isaiah Tidwell 1995	61	Private investor since March 2005; Georgia Wealth Management Director, Executive Vice President – Wachovia Bank, N.A., Atlanta, GA, 2001 – 2005; President, Georgia Banking – Wachovia Bank, N.A., Atlanta, GA, 1999-2001; and Executive Vice President and Southern/Western Regional Executive of Wachovia Bank, N.A., 1996-1999; Director of Ruddick Corporation and Jefferson-Pilot Corporation

     The three members of the Board of Directors listed below were elected to their current terms, which expire in 2008, at the Annual Meeting of the Stockholders held April 21, 2005.

Name and Director
Since (1)	Age	Information About Nominees and Directors
Barbara R. Allen 2005	53	President of TCA Professional Services, Tennis Corporation of America (management of corporate and hospital fitness and wellness centers) since October 2005; Partner, The Everest Group, Chicago, IL (management consulting), 2003-2005; Chief Executive Officer, Women’s United Soccer Association, New York, NY (U.S. women’s professional soccer league), January-December 2001; Chief Operating Officer, Paladin Resources, LLC, Louisville, CO (internet service provider management), February-October 2000; President of Corporate Supplier Solutions, Corporate Express, Broomfield, CO (distributor of office supply products), 1998-2000. From 1975 to 1998, The Quaker Oats Co., Chicago, IL (a food and beverage marketer and manufacturer), where she was Executive Vice President of International Foods from 1995 to 1998; Director of Maytag Corporation

W. J. Prezzano 1998	65	Chairman of the Board of the Company since 2005; Private investor since 1997; Vice Chairman of Eastman Kodak, Inc., Rochester, NY (imaging), 1996-1997; Director of TD Bank Financial Group (Toronto, Canada), TD Banknorth, Inc., TD Ameritrade Holding Corporation, Roper Industries, Inc. and EnPro Industries, Inc.

Robert V. Sisk (2) 1990	70	Private investor since 2002; President and Chief Executive Officer of Piedmont Engineering Corp., Charlotte, NC (industrial refrigeration systems), 1965-2002
     The three members of the Board of Directors listed below were elected to their current terms, which expire in 2007, at the Annual Meeting of the Stockholders held April 22, 2004.

Name and Director
Since (1)	Age	Information About Nominees and Directors
S. Lance Van Every (2) 1990	58	Private investor for more than the past five years

David V. Singer 2003	50	President and Chief Executive Officer of the Company since May 2005; Executive Vice President and Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, Charlotte, NC (beverage manufacturing and distribution), 2001-2005; Vice President and Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, 1986-2001

Name and Director
Since (1)	Age	Information About Nominees and Directors
Dan C. Swander 2004	62	Operating Partner, Swander Pace Capital, San Francisco, CA (equity investment firm specializing in consumer products and related industries) since January 2006; Executive Vice President, Basic American Foods, Inc., Walnut Creek, CA (food manufacturing), August 2004-July 2005; President and Chief Operating Officer of International Multifoods Corporation, Minnetonka, MN (food manufacturing), 2001–2004; Chairman and Director, Swander Pace & Company, San Francisco, CA (strategy consulting firm specializing in the food, beverage and packaged goods industries), 1987-2001

(1)	The information about the Directors was furnished to the Company by the Directors.

(2)	Mr. Van Every and Mr. Sisk’s wife are cousins.
     David L. Burner will not stand for re-election at the 2006 Annual Meeting of Stockholders. Robert V. Sisk served as President of Piedmont Engineering Corp. (“Piedmont”), Charlotte, North Carolina, from 1965 until 2002. In March 2002, Piedmont filed a voluntary petition under Chapter 7 of the Federal Bankruptcy Code, which will result in the liquidation of Piedmont.
     In February 2003, the Securities and Exchange Commission (the “SEC”) and Mr. Bolduc settled public administrative and cease-and-desist proceedings. Without admitting or denying the SEC’s findings, Mr. Bolduc consented to the entry of a cease-and-desist order in which the SEC found that, between 1991 and 1995, while Mr. Bolduc was president and either chief operating officer or chief executive officer of W. R. Grace & Co. (“Grace”) and a member of its board of directors, Grace fraudulently used reserves to defer income earned by a subsidiary, primarily to smooth earnings of its health care segment, in violation of the antifraud provisions of the federal securities laws, as well as the provisions that require public companies to keep accurate books and records, maintain appropriate internal accounting controls and file accurate annual and quarterly reports. The order generally finds that Mr. Bolduc, through his actions or omissions, was a cause of these violations. The order also notes that, during the period in question, Mr. Bolduc did not sell any of the substantial number of Grace shares that he owned. The SEC ordered Mr. Bolduc to cease and desist from committing or causing any violation or future violation of the antifraud and reporting requirements of the federal securities laws. It did not impose any fines on Mr. Bolduc, nor did it prohibit Mr. Bolduc from continuing to serve in any capacity on public company boards of directors. The Governance and Nominating Committee of the Board of Directors and the Board of Directors support the nomination of Mr. Bolduc for election to the Board.
The Board of Directors and its Committees
     The Board of Directors met ten times during the fiscal year. Each Director attended 75% or more of the total number of meetings of the Board of Directors and all Committees on which he or she served, except for David L. Burner. The full Board of Directors has determined that the following Directors are independent directors within the meaning of the applicable listing standards of The Nasdaq Stock Market (“Nasdaq”):

Barbara R. Allen, David L. Burner, William R. Holland, W. J. Prezzano, Robert V. Sisk, Dan C. Swander, Isaiah Tidwell and S. Lance Van Every. In May 2005, W. J. Prezzano was elected as Chairman of the Board of the Company to serve as the Company’s non-executive chairman in accordance with the Bylaws of the Company.
     In addition to its other committees, the Board of Directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The written charters of all of the Committees are posted on the Company’s website, www.lance.com.
     Audit Committee. The Audit Committee is composed of Robert V. Sisk, Chairman, Barbara R. Allen, David L. Burner, W. J. Prezzano and Isaiah Tidwell and is primarily responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, which was attached to the Company’s proxy statement prepared in connection with its 2004 Annual Meeting of Stockholders. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Board of Directors has determined that Mr. Burner is an “audit committee financial expert” within the meaning of the regulations of the Securities and Exchange Commission. Mr. Burner will not stand for re-election at the 2006 Annual Meeting of Stockholders; however, the Board of Directors expects that Messrs. Atkins and Bolduc, if elected to the Board of Directors, will qualify as “audit committee financial experts” within the meaning of the regulations of the Securities and Exchange Commission. All of the members of the Audit Committee are independent directors within the meaning of the applicable Nasdaq listing standards. The Audit Committee met five times during the fiscal year. The report of the Audit Committee with respect to the 2005 fiscal year is set forth under the heading “Report of the Audit Committee” below.
     Compensation Committee. The Compensation Committee provides overall guidance to the Company’s compensation and benefit programs. The Compensation Committee is composed of William R. Holland, Chairman, W. J. Prezzano, Dan C. Swander, Isaiah Tidwell and S. Lance Van Every. The Compensation Committee functions pursuant to a written charter adopted by the Board of Directors. The Committee’s recommendations regarding the compensation of the Chief Executive Officer and the other officers of the Company are subject to approval by the Board of Directors. In April 2005, the Board of Directors combined the Compensation Committee with the Stock Award Committee. As a result, the Compensation Committee has assumed all of the functions of the former Stock Award Committee, including the administration of the Company’s stock incentive plans. All of the members of the Compensation Committee are independent directors within the meaning of the applicable Nasdaq listing standards. The Compensation Committee met seven times during the fiscal year. The report of the Compensation Committee with respect to the 2005 fiscal year is set forth under the heading “Report of Compensation Committee on Executive Compensation” below.
     Governance and Nominating Committee. The Governance and Nominating Committee is composed of W. J. Prezzano, Chairman, William R. Holland, Robert V. Sisk, Dan C. Swander and S. Lance Van Every. The Governance and Nominating Committee functions pursuant to a written charter adopted by the Board of Directors. The Governance and Nominating Committee’s functions include identifying, evaluating and recommending candidates for election to the Board of Directors of the Company and reviewing and recommending appropriate changes in the Company’s corporate governance principles, codes of conduct and ethics and other corporate governance documents. The Committee is also responsible for reviewing related party transactions. All of the members of the Committee are independent directors within the meaning of the applicable Nasdaq listing standards. The Governance and Nominating Committee met six times during the fiscal year.
     In identifying potential Director candidates, the Governance and Nominating Committee seeks input from other members of the Board of Directors and executive officers and may also consider recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Governance and Nominating Committee. The Governance and Nominationg Committee has retained a third-party search firm to assist in identifying potential Director Candidates. The Committee will also consider Director candidates recommended by stockholders to stand for election at the Annual Meeting of Stockholders, so long as such recommendations are submitted in accordance with the procedures described below under “Stockholder Recommendations for Director Candidates.” Both of Messrs. Atkins and Bolduc, nominees for election to the Board of Directors at the 2006 Annual Meeting of Stockholders, were recommended to the Governance and Nominating Committee by non-management Directors.
     In evaluating Director candidates, the Chairman of the Governance and Nominating Committee and the Chairman of the Board, may conduct interviews with certain candidates and make recommendations to the Committee. The individual members of the Committee may also conduct interviews with Director candidates upon request, and the Committee may retain, at its discretion, third-party consultants to assess the skills and qualifications of the candidates.
     The Governance and Nominating Committee has not set specific, minimum qualifications that must be met by a Director candidate. In evaluating candidates for recommendation to the Board of Directors, the Committee will consider the following factors, in addition to any other factors that it deems appropriate:
•	whether the candidate is of the highest ethical character and shares the values of the Company;

•	whether the candidate’s reputation, both personal and professional, is consistent with the image and reputation of the Company;

•	whether the candidate’s characteristics, experiences, perspectives and skills would benefit the Board of Directors given the current composition of the Board of Directors;

•	whether the candidate is “independent” as defined by the Nasdaq listing standards and other applicable laws, rules or regulations regarding independence;

•	whether the candidate qualifies as someone who is “financially sophisticated” or as an “audit committee financial expert” as described in the Nasdaq listing standards or any other applicable laws, rules or regulations;

•	whether the candidate is free from material conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or violate any applicable Nasdaq listing standards or other applicable law, rule or regulation;

•	whether the candidate’s service as an executive officer of another company or on the boards of directors of other public companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director; and

•	if the candidate is an incumbent Director, the Director’s overall service to the Company during the Director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the Director.
     The Governance and Nominating Committee assesses and reviews these guidelines with the Board of Directors each year and modifies them as appropriate. The Board of Directors also considers these guidelines in carrying out its responsibility for filling vacancies and selecting nominees for election as directors at Annual Meetings of Stockholders. All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above.
Stockholder Recommendations of Director Candidates
     Stockholders who wish to recommend director candidates for consideration by the Governance and Nominating Committee may do so by mailing a written recommendation to the Chairman of the Governance and Nominating Committee, c/o Secretary, Lance, Inc., Post Office Box 32368, Charlotte, North Carolina 28232. Such recommendation must include the following information:
•	the name and address of the stockholder submitting the recommendation, the beneficial owner, if any, on whose behalf the recommendation is made and the director candidate;

•	the class and number of shares of stock of the Company that are owned beneficially and of record by the stockholder and, if applicable, the beneficial owner, including the holding period for such shares as of the date of the recommendation;

•	sufficient biographical information concerning the director candidate, including a statement about the director’s qualifications;

•	all other information regarding each director candidate proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission;

•	description of all arrangements or understandings among the stockholder and the candidate and any other person or persons pursuant to which the recommendation is being made; and

•	a written consent of the candidate to be named in the Company’s proxy statement and to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders.
     Recommendations by stockholders for director candidates to be considered by the Governance and Nominating Committee for the 2007 Annual Meeting of Stockholders must be submitted by November 27, 2006. The submission of a recommendation by a stockholder in compliance with these procedures will not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in the Company’s proxy statement.

     The Bylaws of the Company also provide that nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Stockholders by any stockholder entitled to vote on such election. Such nominations must be submitted in writing to the Secretary of the Company at the principal office of the Company at least 75 days, but not more than 105 days, before the first anniversary of the preceding year’s annual meeting, and in accordance with the procedures specified in the Bylaws of the Company. The presiding officer at the Annual Meeting of Stockholders may refuse to accept the nomination of any person that is not submitted in compliance with such procedures.
Stockholder Communications with the Board of Directors
     The Annual Meeting of Stockholders provides an opportunity each year for stockholders to ask questions of or otherwise communicate directly with members of the Board of Directors on matters relevant to the Company. As such, each of the Company’s Directors is requested to attend in person the Annual Meeting of Stockholders. All of the then members of the Board of Directors attended the 2005 Annual Meeting of Stockholders.
     It is also the policy of the Company that stockholders may, at any time, communicate with any of the Company’s Directors by mailing a written communication to such Director, c/o Secretary, Lance, Inc., Post Office Box 32368, Charlotte, North Carolina 28232.
     All communications received in accordance with these procedures will be reviewed by the Secretary and forwarded to the appropriate Director or Directors unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient. Examples of stockholder communications that would be considered improper for submission include communications that:
•	do not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees;

•	relate to routine or insignificant matters that do not warrant the attention of the Board of Directors;

•	are advertisements or other commercial solicitations;

•	are frivolous or offensive; or

•	are otherwise not appropriate for delivery to Directors.
Report of Compensation Committee on Executive Compensation
     The Company’s philosophy for executive compensation is designed to link executive pay with the Company’s annual and long-term performance and to attract, motivate and retain excellent people by providing compensation opportunities that are both competitive and consistent with Company performance. The compensation program provides for competitive base salaries and a portion of compensation that is “at risk.” The Company and the Compensation Committee utilize independent consulting firms to assist in the design and implementation of the executive and other compensation programs of the Company. Substantially all of the employees of the Company participate in incentive compensation plans.
     The compensation program is composed of three elements: base salary, cash incentive and long-term, cash and stock based incentives. The cash incentive is based primarily on financial performance, and the long-term incentives are tied to stock price performance, continued employment and the achievement of multiple year financial performance goals. The stock based incentives include both stock options and restricted stock awards. For 2005, the Board of Directors adopted the Lance, Inc. 2005 Annual Performance Incentive Plan for Officers (the “Annual Incentive Plan”) as recommended by the Compensation Committee to reward advancement of annual financial performance goals. In addition, the Compensation Committee adopted the Lance, Inc. 2005 Long-Term Incentive Plan for Officers (the “Long-Term Plan”) pursuant to the Company’s 2003 Key Employee Stock Plan which was approved by the stockholders in 2003.
     The purposes of the Annual Incentive Plan and the Long-Term Plan include the following:
•	motivate behaviors that lead to the successful achievement of specific sales, financial and operations goals that support the Company’s stated business strategy;

•	emphasize the link between performance and rewards for meeting predetermined specific goals;

•	focus participant’s attention on operational effectiveness from both an earnings and investment perspective;

•	promote performance orientation at the Company and communicate that greater responsibilities create greater rewards because more pay is “at risk”;

•	align the interests of executives and senior managers with those of stockholders by linking a substantial portion of compensation to the Company’s earnings per share and growth in consolidated net revenues;

•	provide a way to attract and retain executives and senior managers who are critical to the Company’s future success; and

•	provide competitive total compensation for executives and managers commensurate with Company performance.
     On May 11, 2005, the Company entered into an Executive Employment Agreement with David V. Singer in connection with his appointment as President and Chief Executive Officer of the Company. At the same time, the Company entered into a Compensation and Benefits Assurance Agreement and a Restricted Stock Unit Award Agreement with Mr. Singer. These Agreements are described under “Executive Officer Compensation” below. These Agreements were designed by the Compensation Committee in consultation with compensation consultants in connection with the efforts of the Board of Directors of the Company to employ Mr. Singer as President and Chief Executive Officer of the Company.

     In consultation with compensation consultants, the Compensation Committee designed Compensation and Benefits Assurance Agreements (“Benefits Agreements”) and Executive Severance Agreements (“Severance Agreements”) for key executives of the Company. Currently the Company is a party to Benefits Agreements with the Chief Executive Officer and six other senior executives of the Company and its subsidiaries and is party to Severance Agreements with eight senior executives of the Company and its subsidiaries. The Benefits Agreements and the Severance Agreements are described under “Executive Officer Compensation” below.
     In 2005 and prior years, the Compensation Committee recommended to the Board of Directors base salaries for the officers based on recommendations from the Chief Executive Officer who has consulted with other officers of the Company. From time to time, the Committee has made adjustments to the Chief Executive Officer’s recommendations. In 2005, the Board of Directors accepted and approved the recommendations of the Compensation Committee. Those who served during the fiscal year as Chief Executive Officer and the four other highest paid executive officers are collectively referred to as the “Named Executive Officers.” The Compensation Committee also takes into account the fact that the Named Executive Officers have entered into certain compensation agreements with the Company including Benefits Agreements and Severance Agreements and, in the case of the new Chief Executive Officer, an Employment Agreement and a Restricted Stock Unit Award Agreement, as described under “Executive Officer Compensation” below.
     In considering base salaries for 2005, the Compensation Committee considered the compensation review, participation in the Annual Incentive Plan and participation in the Long-Term Plan. The base salaries of the Named Executive Officers, excluding the Company’s former Chief Financial Officer, were increased an average of 4% in April 2005 over April 2004. With respect to the Company’s former Chief Executive Officer, Mr. Stroup, the Compensation Committee considered the same factors as it considered for all officers of the Company. Mr. Stroup’s base salary was increased by 4% in April 2005 over April 2004. The base salary for the Company’s new Chief Executive Officer, Mr. Singer, was determined by the Compensation Committee in consultation with compensation consultants and upon consideration of compensation for chief executive officers at comparable companies.
     Under the 2005 Annual Incentive Plan, cash bonus awards were approved on a discretionary basis for all of the Named Executive Officers, excluding the former Chief Executive Officer and the new Chief Executive Officer. The minimum performance measure in the Annual Incentive Plan was not achieved for 2005 due to many factors including costs associated with the change in the Chief Executive Officer of the Company and the acquisition of substantially all of the assets of Tom’s Foods Inc. The discretionary cash bonus awards were granted in recognition of certain excellent individual and business unit performance and to reward substantial progress in the growth of many aspects of the business in 2005 and progress in the integration of the operations acquired from Tom’s Foods Inc. The amount accrued under the Annual Incentive Plan was $300,171 for the Named Executive Officers. A cash bonus of $323,077 was accrued for the current Chief Executive Officer as required under his Executive Employment Agreement.
     Under the 2005 Long-Term Plan, the executive officers of the Company were assigned target incentives based on a percentage of their respective base salaries. The target incentives were approved by the Compensation Committee and are subject to change if the duties of an executive officer change significantly during the three-year performance period. At the end of the performance period, the executive officers of the Company (including the Named Executive Officers) will be entitled to an incentive award equal to a percentage of their respective target incentives based upon the Company meeting certain performance measures for consolidated earnings per share and compound annual growth in consolidated net revenues. Any earned incentive awards will be granted in early 2008 and will consist of 25% cash, 50% restricted stock and 25% stock options, except that the Chief Executive Officer’s award will be 100% cash. Additional information regarding the Long-Term Plan is provided below under the heading “Long-Term Incentive Plan-Awards in Fiscal Year 2005.” During 2005, the Compensation Committee awarded nonqualified stock options totaling 15,000 shares to one newly hired executive officer under the 2003 Key Employee Stock Plan and 15,000 shares of restricted stock to the same executive officer under the Company’s 1997 Incentive Equity Plan.
     The Compensation Committee approved adjustments to the applicable performance results under the 2003 Long-Term Incentive Plan for Officers which resulted in the removal of restrictions on an aggregate of 14,750 performance restricted shares of the Common Stock of the Company issued in 2003. These shares are held by six officers of the Company including the Named Executive Officers. Adjustments to the performance results related to costs associated with the change in the Chief Executive Officer and the acquisition of substantially all of the assets of Tom’s Foods Inc., both in 2005.

Compensation Committee:
William R. Holland, Chairman	Isaiah Tidwell
W. J. Prezzano	S. Lance Van Every
Dan C. Swander
Compensation Committee Interlocks and Insider Participation
     William R. Holland, W. J. Prezzano, Dan C. Swander, Isaiah Tidwell and S. Lance Van Every serve on the Compensation Committee. None of such persons has ever been an officer of the Company or any of its subsidiaries. During fiscal year 2005, no executive officer of the Company served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on the Board of Directors or Compensation Committee of the Company.
Report of the Audit Committee
     The primary purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the integrated audits of the financial statements of the Company, including the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has primary responsibility for the financial statements and the financial reporting processes, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.
     The Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality and the acceptability of the Company’s financial reporting and controls and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standard No. 90 (Audit Committee Communications). In addition, the Committee has received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors’ independence from management and the Company.
     The Committee approved in advance all audit and non-audit services for 2005. These services are outlined in more detail under “Ratification of Selection of Independent Public Accountants” below.
     The Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee:
Robert V. Sisk, Chairman	W. J. Prezzano
Barbara R. Allen	Isaiah Tidwell
David L. Burner
Director Compensation
     Directors who are employees of the Company or its subsidiaries receive no additional compensation for serving as Directors. Directors who are not employees of the Company or its subsidiaries (other than the Chairman of the Board) receive an annual fee of $25,000 plus $1,500 for each Board meeting attended and $1,000 for each Committee meeting attended. Non-employee Directors (other than the Chairman of the Board) who serve as a Committee Chairman receive an additional $5,000 per year. The Chairman of the Board receives an annual retainer of $75,000 plus $1,500 for each Board meeting attended. The Chairman of the Board does not receive a fee for attending Committee meetings or for serving as a Committee Chairman.
     Under the 2003 Director Stock Plan (the “2003 Director Plan”), all non-employee Directors are eligible to receive an annual award of 1,000 shares of restricted stock. Shares of restricted stock awarded under the 2003 Director Plan will vest on the later of 11 months after awarded or seven months after the Director ceases to serve as a Director. The 2003 Director Plan was adopted by the Board of Directors and approved by the stockholders at the 2003 Annual Meeting. Prior to 2003, non-employee Directors were eligible to receive stock options under the Company’s 1995 Nonqualified Stock Option Plan for Non-Employee Directors (the “1995 Director Plan”). Under the 1995 Director Plan, each non-employee Director received an initial option grant to purchase 2,500 shares of Common Stock upon becoming a Director (exercisable after six months of service). The 1995 Director Plan also provided for annual option grants to purchase 4,000 shares of Common Stock on every May 1 to each non-employee Director continuing in office (other than the initial year) which became exercisable after one year’s service. There have been no options issued under the 1995 Director Plan for years ending after December 28, 2002.
Stockholder Return Performance Graph
     Included below is a line graph and a table comparing the yearly percentage change in the cumulative total stockholder return on the Company’s Common Stock against the cumulative total return of The Nasdaq Stock Market (U.S. Companies) Index and the Company’s Peer Group for the period commencing December 29, 2000 and ending December 31, 2005 covering the Company’s five fiscal years ended on the last Saturday in December of 2001 through 2005.
     The Company has selected a Peer Group consisting of the four publicly traded companies named below, which are in the snack foods industry. The companies available for inclusion in the Peer Group are limited because virtually all of the Company’s direct competitors and peers are privately held companies or subsidiaries or divisions of larger publicly held companies.
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG THE COMPANY, NASDAQ STOCK MARKET INDEX AND PEER GROUP

		Nasdaq Stock	Peer
Date	Lance, Inc.	Market	Group
December 29, 2000	100.00	100.00	100.00
December 28, 2001	122.60	80.90	137.20
December 27, 2002	102.40	55.40	146.10
December 26, 2003	137.70	80.90	178.00
December 23, 2004	184.20	88.60	228.90
December 30, 2005	186.90	91.10	238.00
     This graph and table assumes that $100 was invested on December 29, 2000 in the Company’s Common Stock, in The Nasdaq Stock Market (U.S. Companies) Index and in

the Peer Group, which consists of Golden Enterprises, Inc., J&J Snack Foods Corp., Ralcorp Holdings, Inc. and Tasty Baking Company, and that dividends were reinvested.
Executive Officer Compensation
     The table below shows the compensation paid or accrued by the Company, for the three fiscal years ended December 31, 2005, December 25, 2004 and December 27, 2003, to or for the account of each individual who served as our Chief Executive Officer during the fiscal year ended December 31, 2005 and the Company’s four other most highly compensated executive officers (collectively, the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE

		Annual			Long Term
		Compensation			Compensation
				Other
				Annual	Restricted	Securities	All Other
Name and				Compen-	Stock	Underlying	Com-
Principal	Fiscal	Salary	Bonus	sation	Award(s)	Options	pensation
Position	Year	($)	($)	($) (1)	($) (2)	(#SH)	($) (3)
David V. Singer President and	2005	323,077	323,077	4,115	5,319,920	0	425
Chief Executive	2004	0	0	—	0	0	0
Officer (4)	2003	0	0	—	0	0	0

Frank I. Lewis	2005	241,329	121,000	—	0	0	16,218
Vice President	2004	230,653	206,200	—	0	0	8,206
	2003	221,700	115,800	—	44,723	24,750	7,508

Earl D. Leake	2005	184,667	77,100	—	0	0	51,759
Vice President	2004	176,170	172,200	—	0	0	88,673
	2003	169,520	88,600	—	34,403	18,900	50,921

L. Rudy Gragnani	2005	181,051	75,600	—	0	0	15,204
Vice President	2004	172,720	169,600	—	0	0	8,764
	2003	166,200	86,800	—	33,638	18,500	7,679

H. Dean Fields	2005	194,204	26,500	—	0	0	16,089
Vice President	2004	182,067	106,500	—	0	0	11,223
	2003	175,000	153,600	—	35,573	19,550	10,322

Paul A. Stroup, III	2005	146,813	0	—	0	0	2,554,080
Former Chief	2004	327,358	436,200	—	0	0	173,259
Executive	2003	315,000	224,400	—	84,860	46,800	93,805
Officer (4)

(1)	No Named Executive Officer has received personal benefits during the listed years in excess of the lesser of $50,000 or 10% of the total of annual salary and bonus.

(2)	Amount represents the dollar value of shares of restricted stock, performance restricted stock, restricted stock units and restricted dividend equivalent units issued to the Named Executive Officers as of the date of the award. At December 31, 2005, the market value and holdings for each Named Executive Officer were as follows: Mr. Singer $5,750,597 (300,000 restricted stock units, 3,000 restricted shares and 5,674 restricted dividend equivalent units); Mr. Lewis $102,465 (2,050 restricted shares and 3,450 performance restricted shares); Mr. Leake $79,178 (1,600 restricted shares and 2,650 performance restricted shares); Mr. Gragnani

$77,315 (1,550 restricted shares and 2,600 performance restricted shares) and Mr. Fields $80,109 (1,550 restricted shares and 2,750 performance restricted shares). Mr. Stroup did not have any restricted shares or performance restricted shares as of December 31, 2005. Vesting of 50% of the restricted shares occurs on each of the second and fourth anniversaries of the award date of such shares if still employed by the Company. Vesting of the performance restricted shares occurs on the third anniversary of the award date if the Company achieves a specified financial performance goal for the three fiscal years ending after the award date. Dividends are payable on all restricted shares and performance restricted shares. Vesting of Mr. Singer’s restricted stock units occurs on May 11, 2010. Restricted dividend equivalent units are payable on Mr. Singer’s restricted stock units, as described below.

(3)	For fiscal year 2005, includes amounts contributed by the Company under the Company’s Profit-Sharing Retirement Plan as follows: Mr. Lewis $6,714, Mr. Leake $6,884, Mr. Gragnani $6,734, Mr. Fields $6,779 and Mr. Stroup $6,844; amounts contributed by the Company under the Company’s Employee Stock Purchase Plan as follows: Mr. Leake $520, Mr. Gragnani $1,661, Mr. Fields $1,750 and Mr. Stroup $690; premiums paid by the Company for term life insurance for the benefit of the respective Named Executive Officer as follows: Mr. Singer $425, Mr. Lewis $690, Mr. Leake $628, Mr. Gragnani $612, Mr. Fields $1,604 and Mr. Stroup $305; amounts accrued by the Company under the Company’s Compensation Deferral and Benefit Restoration Plan as follows: Mr. Lewis $4,613, Mr. Leake $2,173, Mr. Gragnani $1,997, Mr. Fields $1,755 and Mr. Stroup $11,732; amount accrued in 2005 as supplemental retirement benefits under the Severance Agreement for Mr. Leake $37,354; amounts contributed by the Company under its 401(k) plan as follows: Mr. Lewis $4,200, Mr. Leake $4,200, Mr. Gragnani $4,200, Mr. Fields $4,200 and Mr. Stroup $4,200; and the amount paid by the Company under the Separation Agreement with Mr. Stroup $2,530,309 (excluding $585,000 paid for previously accrued supplemental retirement benefits under the Severance Agreement with Mr. Stroup).

(4)	Mr. Singer was appointed as the President and Chief Executive Officer of the Company effective May 11, 2005. Mr. Singer succeeded Mr. Stroup, whose employment as Chairman, President and Chief Executive Officer of the Company terminated on May 11, 2005.
     Messrs. Lewis, Leake, Gragnani and Fields are each party to a Compensation and Benefits Assurance Agreement (a “Benefits Agreement”) and to an Executive Severance Agreement (a “Severance Agreement”). Mr. Singer is party to a Benefits Agreement and an Executive Employment Agreement. Prior to his separation from the Company on May 11, 2005, Mr. Stroup was party to a Benefits Agreement and a Severance Agreement. On June 15, 2005, the Company entered into an agreement with Mr. Stroup (a “Separation Agreement”) to supplement his Severance Agreement and confirm the termination of his Benefits Agreement.
     The Benefits Agreements with Messrs. Lewis, Leake, Gragnani and Fields are substantially identical except that the initial term for Mr. Leake extends until December 31, 2011, the year in which he reaches age 60, which was the same end of term date under his prior Executive Employment Agreement. Benefits are payable under a Benefits Agreement only if one of the following events occurs within three years of a change in control: involuntary termination without cause; voluntary termination for good reason; voluntary termination for any reason during the 13th month after the change in control; or

breach of the Benefits Agreement by the Company or a successor to the Company. In such event, the executive would receive (i) a lump-sum amount including (a) his accrued base salary and benefits as of the date of termination, (b) an amount equal to three times his base salary plus three times the greater of his prior year actual bonus or current year target bonus and (c) an accrued bonus payment based on the greater of his prior year actual bonus or current year target bonus; (ii) an amount equal to the amounts paid under clause (i) above multiplied by the highest percentage of the executive’s compensation contributed to his profit sharing account during the three years prior to termination; (iii) up to 36 months of health insurance coverage; (iv) outplacement services; and (v) an amount equal to any Federal excise taxes payable by the executive. The initial term under a Benefits Agreement is three years except for Mr. Leake, as described above. After the initial term, each Benefits Agreement automatically renews for successive one-year terms and may be terminated by the Company on one year’s notice prior to the end of an initial or renewal term. In the event of a change in control, there is an automatic three-year extension.
     Mr. Singer’s Benefits Agreement is substantially similar to the Benefits Agreements described above, except the term of his Benefits Agreement will continue for as long as he is employed with the Company under the terms of his Executive Employment Agreement, as described below.
     The Severance Agreements are substantially identical, except for the Severance Agreement with Mr. Leake. In the event of involuntary termination of the executive without cause, and prior to a change in control, the executive will receive accrued base salary and benefits as of the date of termination, an amount equal to his base salary plus his current year target bonus, and an accrued bonus payment based on the greater of his prior year actual bonus or current year target bonus. The initial term for a Severance Agreement is three years with automatic renewals for successive one-year terms. Each Severance Agreement may be terminated on one year’s notice prior to the end of an initial or renewal term.
     In connection with the agreement by Mr. Leake to terminate his prior Executive Employment Agreement, his Severance Agreement provides for the continuation of supplemental retirement benefits similar to those under his prior Executive Employment Agreement. Mr. Leake’s Severance Agreement provides for supplemental retirement benefits equal to five times his base salary payable over 15 years after retirement or until age 75, if earlier. He may elect a lump sum equal to the present value of such payments. There is a death benefit equal to 75% of the remaining retirement benefit. He is eligible for retirement benefits at any time after December 31, 2011, or upon death or disability. In the event of a change in control, he would receive a lump sum equal to the present value of the retirement benefit on termination of employment following a change in control. The Company entered into an amendment to his Severance Agreement in 2001 to provide that the present value of such benefits will be calculated assuming that such benefits would commence with the date on which they were terminated and would continue for 15 years thereafter. The Company entered into a second amendment to his Severance Agreement in 2004 to provide that the present value of his supplemental retirement benefits would be placed in a trust for his benefit in the event of a change in control. Mr. Leake would also receive a severance benefit upon involuntary termination without cause, prior to the earlier of a change in control or the last day of the Company’s fiscal year in which he reaches age 60. Severance benefits for Mr. Leake consist of accrued compensation and benefits including current year’s bonus and two and one-half times the highest base salary paid to him, plus current year’s target bonus, provided that the amount is reduced for severance after age 57 1/2. There is also an immediate commencement of the supplemental retirement benefit, transfer of his Company car to him, payment for unexercised vested stock options, health and medical insurance to age 60 and outplacement services.
     Prior to his separation from the Company on May 11, 2005, Mr. Stroup was party to a Severance Agreement with the Company that was substantially identical to Mr. Leake’s Severance Agreement, described above. Mr. Stroup was also party to a Benefits Agreement with the Company. On June 15, 2005, the Company entered into a Separation Agreement with Mr. Stroup, which supplemented his Severance Agreement and confirmed the termination of his Benefits Agreement. The Separation Agreement provided that Mr. Stroup would receive all of the compensation and benefits provided under his Severance Agreement, as modified by the Separation Agreement, including (i) an amount equal to two and one-half times the sum of his 2004 salary and 2005 target bonus, (ii) the present value of his supplemental retirement benefit, (iii) his 2005 target bonus through June 8, 2005, (iv) the value of his unvested stock options (v) an amount equal to certain outplacement costs and (vi) a two-year extension of the exercise period for his vested stock options.
     On May 11, 2005, the Company entered into an Executive Employment Agreement (the “Employment Agreement”) with Mr. Singer in connection with his appointment as Chief Executive Officer of the Company. Under the Employment Agreement, Mr. Singer will receive (i) a minimum annual base salary of $500,000 during the term of the agreement, (ii) a bonus for 2005 of no less than his base salary paid during 2005, (iii) for years after 2005, the opportunity to participate in the Company’s Annual Performance Incentive Plan, (iv) specified opportunities to participate in the Company’s Long-Term Incentive Plan, (v) certain perquisites, including an automobile and club dues and a tax gross-up for such dues, and (vi) such other benefits as are generally made available to similarly situated executives of the Company. Upon termination of Mr. Singer’s agreement prior to a change in control for any reason other than death, disability or cause, the Company would be required to pay to Mr. Singer (a) his accrued base salary and benefits as of the date of termination, (b) an amount equal to two times his base salary plus two times his current year target bonus (c) an accrued bonus payment based on his current year target bonus; and (d) a pro-rata payment with respect to each outstanding performance cycle under the Company’s Long Term Incentive Plan for officers based on the actual results for the performance cycle. In addition, the Company would be required to provide up to 24 months of health insurance and dental plan coverage and any unvested stock options owned by Mr. Singer would become fully vested and exercisable. In the event of termination for death or disability, termination for cause or Mr. Singer’s resignation, the Company would be required to provide Mr. Singer with certain of the above payments and benefits as specified in the Employment Agreement. The initial term of the Employment Agreement is three years with automatic renewals for successive one-year terms. The Employment Agreement may be terminated on 90 days written notice prior to the end of the initial term or a renewal term.
     Mr. Singer’s employment agreement also provided for an award of 300,000 restricted stock units pursuant to a Restricted Stock Unit Award Agreement (the “RSU Agreement”). Mr. Singer’s restricted stock units will vest on May 11, 2010 if Mr. Singer remains employed with the Company through that date. Of the total award, 150,000 restricted stock units are designated as stock-settled units under the Company’s 2003 Key Employee Stock Plan. The remaining restricted stock units and any restricted dividend equivalent units are designated to be settled in cash. There are no voting rights with respect to the restricted stock units. If the Company pays a cash dividend on its common stock, Mr. Singer will receive restricted dividend equivalent units equal to (i) the total cash dividend he would have received had the restricted stock units been actual shares of common stock divided by (ii) the fair market value of a share of common stock as of the applicable dividend payment date. The RSU Agreement provides that Mr. Singer’s restricted stock units would become fully vested upon (i) a qualifying termination following a change in control or (ii) termination due to death or disability. In the event of a termination by the Company without cause, the RSU Agreement provides that Mr. Singer’s restricted stock units would vest as follows: 16.67% prior to the first anniversary of the grant date; 33.33% on or after the first anniversary of the grant date; 50.00% on or after the second anniversary of the grant date; 66.67% on or after the third anniversary of the grant date; 83.33% on or after the fourth anniversary of the grant date; and 100% on or after the fifth anniversary of the grant date. The restricted stock units will be forfeited upon a termination for cause or if Mr. Singer resigns.
     There were no grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 2005. See below for a description of the Company’s 2005 Long-Term Incentive Plan for Officers.
     The following table shows, on an aggregated basis, each exercise of stock options or tandem SARs during the fiscal year ended December 31, 2005 by each of the Named Executive Officers and the 2005 fiscal year-end value of unexercised options and SARs.
Aggregated Option/SAR Exercises in the 2005 Fiscal Year
And FY-End Option/SAR Values

				Value of
				Unexercised
	Number of		Number of Securities	In-the-Money
	Securities		Underlying Unexercised	Options/SARs
	Underlying		Options/SARs	at FY-End
	Options/SARs	Value	at FY-End (#)Exercisable/	($)Exercisable/
Name	Exercised	Realized ($)	Unexercisable	Unexercisable
David V. Singer	0	0	0/0	0/0
Frank I. Lewis	0	0	55,875/15,875	436,549/150,569
Earl D. Leake	14,625	108,594	48,700/12,125	212,310/114,990
L. Rudy Gragnani	33,562	106,333	18,425/11,863	52,846/112,532
H. Dean Fields	0	0	64,700/12,900	396,778/120,441
Paul A. Stroup, III	0	0	207,440/0	1,050,778/0

     The table below provides information concerning rights granted to the named executive officers in 2005 for the three-year performance period of 2005 through 2007 under the Company’s 2005 Long-Term Incentive Plan for Officers.
Long-Term Incentive Plan — Awards in Fiscal Year 2005

			Estimated Future Payouts Under Non-Stock
			Price-Based Plans(1)
	Number of	Performance or
	Shares,	Other Period Until
	Units or	Maturation
Name	Other Rights	or Payout	Threshold ($)	Target ($)	Maximum ($)
David V. Singer	N/A	12/29/2007	18,750	150,000	600,000
Frank I. Lewis	N/A	12/29/2007	13,748	109,981	439,924
Earl D. Leake	N/A	12/29/2007	10,512	84,096	336,384
L. Rudy Gragnani	N/A	12/29/2007	10,306	82,449	329,796
H. Dean Fields	N/A	12/29/2007	10,852	86,814	347,256
Paul A. Stroup, III	N/A	12/29/2007	—	—	—

(1)	The Named Executive Officers, including the Chief Executive Officer, were assigned target incentives in 2005 based on a percentage of their respective annual base salaries for the 2005 fiscal year. Target incentives are approved by the Compensation Committee and are subject to change if the duties of a Named Executive Officer change significantly during the performance period. At the end of the performance period, the Named Executive Officers will be entitled to an incentive award equal to a percentage of their respective target incentives based upon the Company meeting certain performance measures for consolidated earnings per share and compound annual growth in consolidated net revenues. The incentive awards, if any, will be granted in early 2008 and will consist of 25% cash, 50% restricted stock and 25% stock options, except any incentive awards granted to the Chief Executive Officer will consist solely of cash. The price used to calculate the number of shares of restricted stock issued will be the average of the high and low prices for the Company’s common stock on the date of the grant. The value used to calculate the number of stock options issued will be based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The exercise price of the stock options will be equal to the price used for the restricted stock grants. The stock options will be nonqualified, will vest on the date of the grant and will be exercisable for five years after such date. Fifty percent of the restricted stock will vest on the date of the grant and the balance will vest on the first anniversary of the grant date.
Equity Compensation Plans
     The following table sets forth certain information as of December 31, 2005, concerning outstanding options and rights to acquire Common Stock granted to participants in all of the Company’s equity compensation plans (including the Directors Plan) and the number of shares of Common Stock remaining available for issuance under such equity compensation plans.

Equity Compensation Plan Information

Number of
securities
	Number of		remaining
	securities to		available for
	be issued	Weighted-	future issuance
	upon exercise	average exercise	under equity
	of	price of	compensation
	outstanding	outstanding	plans (excluding
	options,	options,	securities
	warrants and	warrants and	reflected in
	rights	rights	column(a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,970,292	$14.11	1,401,839

Equity compensation plans not approved by security holders	—	—	—

Total	1,970,292	$14.11	1,401,839

(1)	Includes the 1991 Stock Option Plan, which was approved by the stockholders on April 19, 1991, the 1995 Directors Plan, which was approved by the stockholders on April 21, 1995, the Lance, Inc. 1997 Incentive Equity Plan, which was approved by the stockholders on April 18, 1997, the Lance, Inc, 2003 Key Employee Stock Plan, which was approved by the stockholders on April 24, 2003, and the Lance, Inc. 2003 Director Stock Plan, which was approved by the stockholders on April 24, 2003.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers and persons who own more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock. Officers, Directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% beneficial owners were complied with.
Ratification of Selection of Independent Public Accountants
     The Audit Committee of the Board of Directors of the Company has selected KPMG LLP as independent public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the 2006 fiscal year, ending December 30, 2006. This selection is being presented to the stockholders for their ratification at the Annual Meeting. KPMG LLP has served as the Company’s independent certified public accountants and has audited the consolidated financial statements of the Company and its subsidiaries beginning with the 1991 fiscal year. Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.
     Stockholder ratification of the selection of KPMG LLP as the Company’s independent public accountants is not required by the Company’s Bylaws or otherwise. The Company is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit committee will reconsider its selection of KPMG LLP.
Audit and Non-Audit Fees
     The following table presents fees for professional audit services rendered and billed by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and December 25, 2004 and fees billed for other services rendered by KPMG LLP during those periods.

	FY 2005	FY 2004
Audit Fees (1)	$468,278	$380,830
Audit-Related Fees (2)	15,650	68,445
Tax Fees (3)	14,350	15,550
All Other Fees (4)	—	—

	$498,278	$464,825

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements, audit of management’s assertion relating to internal controls over financial reporting, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit Related Fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” For fiscal 2005, this category includes fees related to general accounting assistance. For fiscal 2004, this category includes fees related to employee benefit plan audits, internal control reviews and general accounting assistance.

(3)	Tax Fees consist of the aggregate fees billed for professional services rendered for tax compliance and review. For fiscal 2005 and fiscal 2004, these services include the review of the Company’s federal, state and foreign tax returns.

(4)	All Other Fees consist of aggregate fees billed by KPMG LLP for products and services other than the services reported above. In fiscal 2005 and fiscal 2004, KPMG LLP did not bill the Company for any services in this category.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services
     The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Company’s independent public accountants in order to assure that the provision of such services does not impair the accountants’ independence. These services may include audit services, audit-related services, tax services and other services. Proposed services may either be subject to case-by-case pre-approval by the Audit Committee or may be pre-approved by the Audit Committee on a categorical basis. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairperson and may delegate such pre-approval authority to another member of the Audit Committee at its discretion. Any services approved by the Chairperson or such other member of the Audit Committee must be reported to the full Audit Committee at its next scheduled meeting. The Corporate Controller of the Company is required to periodically report to the full Audit Committee regarding the extent of services provided by the independent public accountants in accordance with the pre-approval policies and the fees for the services performed to date. None of the fees paid by the Company to the independent public accountants under the categories Audit-Related, Tax and All Other fees described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established under the regulations of the Securities and Exchange Commission.
Board of Directors Recommendation and Required Vote
     The Board of Directors recommends a vote FOR the ratification of the selection of KPMG LLP as independent public accountants to audit the financial statements of the Company and its subsidiaries for the 2006 fiscal year, and proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice. The affirmative vote of a majority of the votes cast is required to ratify the selection of KPMG LLP. Abstentions and broker “non-votes” are not counted as being cast for purposes of ratifying the selection of KPMG LLP.
Stockholder Proposals for 2007 Annual Meeting
     Any proposal that a stockholder intends to present for action at the 2007 Annual Meeting of Stockholders must be received by the Company no later than November 27, 2006, in order for the proposal to be included in the proxy statement and form of proxy for the 2007 Annual Meeting of Stockholders. In addition, if the Company receives notice of stockholder proposals after February 10, 2007, then the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposals, without discussion of the matters in the proxy statement and without such proposals appearing as separate items on the proxy card. Stockholder proposals should be sent to Secretary, Lance, Inc., Post Office Box 32368, Charlotte, North Carolina 28232.

ANNUAL MEETING OF STOCKHOLDERS OF
LANCE, INC.
April 27, 2006

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the
envelope provided as soon as possible.

- OR -
TELEPHONE — Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone
and follow the instructions. Have your proxy card
available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and
follow the on-screen instructions. Have your proxy
card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
âPlease detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS

NOMINEES:

☐	FOR ALL NOMINEES	¡ Jeffrey A. Atkins ¡ J. P. Bolduc

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ William R. Holland ¡ Isaiah Tidwell

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:˜

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

		FOR	AGAINST	ABSTAIN

2.	RATIFICATION OF SELECTION OF KPMG AS AUDITORS	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
We urge you to vote your shares by proxy even if you plan to attend the 2006 Annual Meeting of Stockholders. You can always change your vote at the meeting.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

LANCE, INC.
Proxy solicited by the Board of Directors for the
Annual Meeting of Stockholders to be held April 27, 2006
     The stockholder signing on the reverse hereby appoints David V. Singer, Rick D. Puckett and Earl D. Leake, and each of them, proxies, with full power of substitution, with the powers the stockholder would possess if personally present, to vote, as designated hereon, all shares of the $.83-1/3 par value Common Stock of the stockholder in Lance, Inc. at the Annual Meeting of the Stockholders to be held on April 27, 2006, and at any adjournment thereof.
     This proxy will be voted as specified hereon and, unless otherwise directed, will be voted FOR the election of all nominees as directors and FOR proposal 2.
     Receipt of Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged.

     Please date and sign on the reverse and return promptly in the enclosed postage paid envelope.
(Continued and to be signed on the reverse side.)